UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE
SECURITIES EXCHANGE ACT OF 1934   (Amendment No.     )
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CVS HEALTH CORPORATION
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CVS HEATH CORPORATION

SUPPLEMENT TO
NOTICE OF 2019 ANNUAL MEETING OF STOCKHOLDERS AND
PROXY STATEMENT

Annual Meeting of Stockholders to be held on May 16, 2019

On April 5, 2019, CVS Health Corporation (the “Company”) filed with the Securities and Exchange Commission a definitive proxy statement (the “Proxy Statement”) which was distributed in connection with the Company’s Annual Meeting of Stockholders to be held on May 16, 2019 (the “Annual Meeting”).

The Company is providing this supplement (“Supplement”) in response to feedback it has received related to Item 4 to be voted upon at the Annual Meeting, which is the stockholder proposal regarding exclusion of legal or compliance costs from financial performance adjustments for executive compensation (the “Stockholder Proposal”), and the methodology used to calculate the performance measures used in executive compensation assessments and determinations.

The Stockholder Proposal is focused on the exclusion of legal or compliance costs associated with prescription drug litigation when calculating performance against the goals under the Company’s incentive compensation programs. The Board of Directors of the Company believes the proposal is overly prescriptive and would unnecessarily limit the ability of the Management Planning and Development (“MP&D”) Committee of the Board to design and administer the Company's incentive compensation programs. The MP&D Committee has not excluded any monetary settlement related to opioids in connection with the calculation of any financial measure used for executive compensation assessments or determinations.

The Board of Directors of the Company does not believe that the Stockholder Proposal is an appropriate response to the challenges faced by communities as a result of prescription drug abuse and misuse. It is a complicated public health challenge, and the Company has made addressing it a cornerstone of its social responsibility initiatives. The Company is collaborating with community leaders, policymakers, law enforcement, health care professionals and others to help address prescription drug misuse and abuse with an enterprise-wide approach that includes a focus on medication adherence, prevention and education, proper disposal and advocacy.

The Board of Directors of the Company unanimously recommends a vote against the Stockholder Proposal.

The Company also received inquiries regarding the MP&D Committee’s use of financial measures that were not presented in accordance with generally accepted accounting principles in the United States (“GAAP”) as performance metrics used for executive compensation and the methodology the Company uses for the calculation of these non-GAAP financial measures.

As described in the Proxy Statement, the MP&D Committee has elected to use Management Incentive Plan (“MIP”) Adjusted Operating Profit and Return on Net Assets (“RoNA”), which are non-GAAP financial measures, in connection with assessing and making determinations related to executive compensation matters. The MP&D Committee carefully selected these performance metrics, taking into account feedback from our stockholder engagement efforts, and sets goals based on available information.  These measures make adjustments, which are reviewed by the MP&D Committee,  from the most comparable GAAP measures to exclude the impact of certain items in the calculation of these performance metrics where these items are not reflective of the Company’s performance.  The adjustments are consistent with adjustments the Company reflects and discloses in connection with reporting results on a quarterly and annual basis and, in certain cases, results in adjustments that reduce the performance measure that is used as part of the MP&D Committee’s compensation assessments and determinations.  For example, the calculation of RoNA excludes the impact of the Tax Cuts and Jobs Act (“TCJA”), the inclusion of which would have improved the performance measured by the metric.

A description of how MIP Adjusted Operating Profit and RoNA are calculated is included in the “Compensation Discussion and Analysis” section of the Proxy Statement, on page 60.  MIP Adjusted Operating Profit was used in the Management Incentive Plan (annual cash incentive) and RoNA was used in the Long Term Incentive Plan performance cycle 2016-2018.  Beginning in 2019, RoNA will no longer be used by the MP&D Committee as part of its executive compensation determinations.

Although not required by rules and regulations of the Securities Exchange Act of 1934, as amended, the Company is providing a reconciliation of each of MIP Adjusted Operating Profit and RoNA to the most comparable GAAP financial measure, to assist stockholders in the review of the Proxy Statement. In addition, to the extent the Company includes non-GAAP performance metrics in compensation programs, the Company will include, in future proxy statements, a reconciliation of such metrics to the most comparable GAAP financial measures.

The most comparable GAAP measure to MIP Adjusted Operating Profit is operating income. The following is a reconciliation of operating income to MIP Adjusted Operating Profit:

(in millions)	2018
Operating income (GAAP measure)	$4,021
Newly acquired businesses (1)	(166)
Net investment income (2)	(582)
Acquisition-related transaction and integration costs (3)	365
Goodwill and long-lived asset impairments (4)	6,192
Loss on divestiture of subsidiary (5)	86
Adjustments to legal reserves in connection with certain legal settlements (6)	30
Impact of hurricanes (7)	29
Bonus expense (8)	226
MIP Adjusted Operating Profit	$10,201

(1)	Represents results related to the acquisition of Aetna Inc. (“Aetna”) on November 28, 2018.
(2)
Subsequent to the acquisition of Aetna the Company reclassified interest income from interest expense, net, to net investment income within total revenues to conform to insurance company presentation. As the target did not include net investment income, the amount was excluded from MIP Adjusted Operating Profit.

(3)	Acquisition-related transaction and integration costs relate to the acquisitions of Aetna and Omnicare, Inc. (“Omnicare”).
(4)
The goodwill impairments relate to the long-term care (“LTC”) reporting unit within the Retail/LTC segment. The impairment of long-lived assets primarily relates to the impairment of property and equipment within the Retail/LTC segment.

(5)	The loss on divestiture of subsidiary represents the pre-tax loss on the sale of the Company’s RxCrossroads subsidiary for $725 million on January 2, 2018.
(6)
Represents the impact of adjustments to legal reserves in connection with certain legal settlements, which did not include adjustments to exclude the impact of any investigation, litigation or enforcement action, including any related monetary settlements, related to opioids.

(7)	Represents the impact of hurricanes.
(8)	Represents the impact of bonus expense.

The Company calculates RoNA by dividing adjusted net operating profit after tax (Adjusted NOPAT) for 2018 by our Adjusted Average Net Assets, which is the average of our Adjusted Net Assets for 2017 and 2018. Adjusted NOPAT and Adjusted Average Net Assets are also non-GAAP financial measures.  The most comparable GAAP measure to Adjusted NOPAT is net income and the most comparable GAAP measure to Adjusted Average Net Assets is net assets. The following is a reconciliation of net income to Adjusted NOPAT:
(in millions)	2018
Net income (GAAP measure)	$(596)
Income tax (GAAP measure)	2,002
Interest expense (GAAP measure)	2,619
Earnings before interest and taxes (EBIT)	$4,025
Newly acquired businesses (1)	$(204)
Net investment income (2)	(582)
Tax reform investments (3)	237
Acquisition-related transaction and integration costs (4)	365
Goodwill and long-lived asset impairments (5)	6,192
Loss on divestiture of subsidiary (6)	86
Adjustments to legal reserves in connection with certain legal settlements (7)	30
Impact of hurricanes (8)	29
Adjusted EBIT	$10,178
Adjusted income tax expense (9)	(2,687)
Adjusted income tax expense adjustment for tax reform(10)	(1,211)
Adjusted NOPAT	$6,280

(1)	Represents results related to the newly acquired businesses, primarily related to the acquisition of Aetna on November 28, 2018.
(2)
Subsequent to the acquisition of Aetna the Company reclassified interest income from interest expense, net, to net investment income within total revenues, to conform to insurance company presentation. As the target did not include net investment income, the amount was excluded from Adjusted EBIT.

(3)
Represents the impact of the implementation of the TCJA and related investments. The MP&D Committee has excluded the impact of TCJA in calculating NOPAT, which would have improved the performance measured by RoNA.

(4)	Acquisition-related transaction and integration costs relate to the acquisitions of Aetna and Omnicare.
(5)
The goodwill impairments relate to the LTC reporting unit within the Retail/LTC segment. The impairment of long-lived assets primarily relates to the impairment of property and equipment within the Retail/LTC segment.

(6)	Represents results related to the divestiture of the Company’s RxCrossroads subsidiary and related loss on the sale.
(7)
Represents the impact of adjustments to legal reserves in connection with certain legal settlements, which did not include adjustments to exclude the impact of any investigation, litigation or enforcement action, including any related monetary settlements, related to opioids.

(8)	Represents the impact of hurricanes.
(9)	The Company computes its adjusted income tax provision after taking into account items excluded from adjusted EBIT. The nature of each non-GAAP adjustment is evaluated to determine whether a discrete adjustment should be made to the adjusted income tax provision.

(10)	Adjusted income tax expense was calculated using the average of the prior two years’ non-GAAP tax rates (38.3%) and does not reflect the benefit of tax reform.

The following is a reconciliation of net assets to Adjusted Net Assets for 2018 and 2017:

	As of December 31,
(in millions)	2018	2017
Cash and cash equivalents	$4,059	$1,696
Investments	2,522	111
Accounts receivable, net	17,631	13,181
Inventories	16,450	15,296
Other current assets	4,581	945
Property and equipment, net	11,349	10,292
Accounts payable	(8,925)	(8,863)
Pharmacy claims and discounts payable	(12,302)	(10,355)
Accrued expenses	(10,711)	(6,609)
Total Net Assets	$24,654	$15,694
Newly acquired businesses (1)	(9,278)	(179)
Tax reform related adjustments (2)	(414)	(485)
Impact of hurricanes (3)	(63)	(49)
Adjustments to legal reserves in connection with certain legal settlements (4)	25	—
Divested businesses (5)	—	(91)
Adjusted Net Assets	$14,924	$14,890
Adjusted Average Net Assets(6)	$14,907
RoNA(7)	42.13%

(1)	Represents results related to the newly acquired businesses, primarily related to the acquisition of Aetna on November 28, 2018.
(2)
Represents the impact of the implementation of TCJA and related investments. The MP&D Committee has excluded the impact of TCJA in calculating Adjusted Net Assets, which would have improved the performance measured by RoNA.

(3)	Represents the impact of hurricanes.
(4)
Represents the impact of adjustments to legal reserves in connection with certain legal settlements, which did not include adjustments to exclude the impact of any investigation, litigation or enforcement action, including any related monetary settlements, related to opioids.

(5)	Represents results related to the divestiture of the Company’s RxCrossroads subsidiary and related loss on sale.
(6)	Adjusted Average Net Asset is the average of Adjusted Net Assets for 2018 and 2017.
(7)	RoNA is calculated by dividing Adjusted NOPAT by Adjusted Average Net Assets.

You should review the Proxy Statement in its entirety for more information on executive compensation matters and the Compensation Committee of the Board of Directors of the Company’s usage of non-GAAP financial measures.

Important Information

This Supplement should be read in conjunction with the Company’s Proxy Statement. To the extent that information in this Supplement differs from or updates information contained in the Proxy Statement, the information in this Supplement controls. This Supplement does not change or update any of the other information contained in the Proxy Statement.

If you have already voted, you do not need to vote again unless you would like to change or revoke your prior vote on any proposal. If you would like to change or revoke your prior vote on any proposal, please refer to page 84 of the Proxy Statement for instructions on how to do so.

The date of this Supplement is May 7, 2019.